SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No. __)


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[   ]  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))

[ X ]  Definitive Proxy Statement

[   ]  Definitive Additional Materials

[   ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12

                                 Tektronix, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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
                                                                 August 20, 1998



Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Tektronix, Inc., which will be held on Thursday, September 24, 1998, at 10:00 a.m., at the Portland Art Museum, 1219 S.W. Park Avenue, Portland, Oregon.

The attached notice of meeting and proxy statement describe the matters to be acted upon at the meeting.

It is important that your shares be represented and voted at the meeting whether or not you plan to attend. Therefore, we urge you to complete the enclosed proxy and return it in the envelope provided.

We look forward to greeting as many of our shareholders as possible.

                                       Sincerely,




                                       Jerome J. Meyer
                                       Chairman, Chief Executive Officer
                                       and President

                    Notice of Annual Meeting of Shareholders
                              on September 24, 1998



To the Shareholders of Tektronix, Inc.:

The annual meeting of the shareholders of Tektronix, Inc., an Oregon corporation, will be held in accordance with the bylaws on Thursday, September 24, 1998, at 10:00 a.m., local time, at the Portland Art Museum, 1219 S.W. Park Avenue, Portland, Oregon, for the following purposes:

     1.   To elect three directors;

     2.   To approve the Company's 1998 Stock Option Plan;

     3. To amend the restated Articles of Incorporation to increase the number of authorized shares of common stock of the Company from 80,000,000 to 200,000,000;

     4. To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on Monday, August 3, 1998, will be entitled to notice of, and to vote at, the annual meeting.


                                  BY ORDER OF THE BOARD OF DIRECTORS

                                  James F. Dalton, Secretary




Wilsonville, Oregon
August 20, 1998

                                TEKTRONIX, INC.

                                PROXY STATEMENT

     The annual meeting of shareholders of Tektronix, Inc. (the "Company" or "Tektronix") will be held Thursday, September 24, 1998, at 10:00 a.m., at the Portland Art Museum, 1219 S.W. Park Avenue, Portland, Oregon. The board of directors of Tektronix has directed that this background material be supplied to help you decide how to vote on the matters to come before the meeting. The enclosed proxy is being solicited by the board. You are invited to use that proxy to vote. The shares represented by the enclosed proxy will be voted if the proxy is properly signed and received before the meeting begins. Solicitation of proxies on behalf of the board of directors may be made by mail, personal interviews, telephone or facsimile by Tektronix officers and employees. Tektronix has also retained Morrow & Co., Inc. to assist in the solicitation of proxies from shareholders (primarily brokers, banks and other institutional shareholders) for a fee estimated at approximately $5,000 plus certain expenses. The costs of such solicitation will be paid by the Company. The approximate date this proxy statement and the accompanying proxy form are first being sent to shareholders is August 20, 1998.

     Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by affirmatively electing to vote in person while in attendance at the meeting. However, a shareholder who attends the meeting need not revoke the proxy and vote in person unless he or she wishes to do so.

     There were 49,638,025 Common Shares of the Company outstanding at the close of business on August 3, 1998, the record date for the annual meeting. Each Common Share is entitled to one vote.

     Participants in the Tektronix 401(k) Plan ("401(k) Plan") have the right to instruct the fiduciary of the plan (or a proxy) how to vote shares allocated to their accounts. Participants in the plan will receive a separate voting direction form on which they may indicate their voting instructions.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table shows ownership of the Common Shares of the Company on June 30, 1998 by each person who, to the knowledge of the board of directors, owned beneficially more than 5% of the Common Shares:

        Name and address                    Amount and nature of      Percent of
        of Beneficial Owner                 beneficial ownership         Class
        -------------------                 --------------------      ----------
     VANGUARD/PRIMECAP FUND INC.                3,285,000 (1)           6.49%
     225 South Lake Avenue
     Pasadena, CA 91101-3005

     Bankers Trust New York Corporation         3,227,328 (2)           6.39%
     and its wholly owned subsidiary,
     Bankers Trust Company, and its
     indirectly wholly owned subsidiary,
     BT Australia Limited
     280 Park Avenue
     New York, NY  10017

--------------

(1) Based on information set forth in Form 13G dated February 2, 1998, filed with the Securities and Exchange Commission ("SEC") and other information provided by VANGUARD/PRIMECAP FUND INC. These shares are held with sole investment and voting power.

(2) Based on information set forth in Form 13G/A dated December 31, 1997, filed with the SEC. These shares are held as follows: Bankers Trust Company has sole voting power as to 497,528 shares and sole dispositive power as to 682,678 shares. BT Australia Limited has sole voting and dispositive power as to 2,544,650 shares.

                               BOARD OF DIRECTORS

     The board of directors currently consists of nine members. The board is divided pursuant to the bylaws into three classes. One class is elected each year for a three-year term. The term of office of Class III directors expires at the 1998 annual meeting; the term of office of Class I directors expires in 1999; and that of Class II directors expires in 2000 (and in all cases, the terms of the directors will continue until their respective successors are duly elected and have been qualified).

     The board of directors met seven times during the last fiscal year. Each director attended at least 75% of the aggregate number of the meetings of the board and committees on which he or she served.

     Some important functions of the board are performed by committees of directors. Committees are constituted by the board upon the recommendation of the Chairman. The board has the power to change the responsibilities assigned to any committee and to change the membership of any committee. A brief description of the current board committees follows:

     The Executive Committee carries out, with certain exceptions, the functions of the board of directors in the intervals between board meetings. The Executive Committee met one time during the last fiscal year.

     The Audit Committee recommends independent public accountants to be appointed by the board of directors as auditors; reviews the Company's annual consolidated financial statements; and consults from time to time with management, the internal auditors and the Company's independent public accountants to consider financial and accounting matters. The Audit Committee met eight times during the last fiscal year.

     The Committee on Directors seeks qualified candidates to serve on the Company's board of directors and recommends them for the board's consideration. This committee assesses the board's capacity to fulfill requirements of the board's policy with respect to director qualifications, resources and experience, and evaluates the performance of the board as a whole. The Committee also reviews the board's policy with respect to director qualifications, board membership requirements, and directors' compensation and advises the board on any recommendations for change. The Committee on Directors will consider the names and qualifications of candidates for the board of directors submitted by shareholders in accordance with the procedures described on page 22 of this proxy statement. The Committee on Directors met three times during the last fiscal year.

     The Organization and Compensation Committee approves salaries and other compensation of corporate executive officers and administers the Company's stock incentive plans and executive compensation plans. This includes the granting of stock options, stock bonuses, cash bonuses and incentive awards under these plans. The Committee also reviews the organization plan and structure for its effectiveness in meeting the present and future leadership needs of the Company. The Committee reviews the Company's programs for attracting, retaining and promoting executives, and for developing future senior management. This committee met six times during the last fiscal year.

ITEM 1. ELECTION OF DIRECTORS

     Action will be taken at the 1998 annual meeting to elect three Class III directors to serve until the Year 2001 annual meeting of shareholders. Those nominees, as well as the Class I and Class II directors who are continuing to serve, are listed below, together with certain information about each of them. The nominees for election at the 1998 annual meeting are A.M. Gleason, Merrill
A. McPeak and David N. Campbell. Messrs. Gleason and McPeak have served as directors since 1988 and 1995, respectively. Mr. Campbell was elected to the board by action of the board effective July 16, 1998.

     Directors are elected by a plurality of the votes cast by the shares entitled to vote if a quorum is present at the annual meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

                          Class III (Term Ending 1998)

     *David N. Campbell, 56, has served as President of BBN Technologies, a business unit of GTE Corporation, since July 1995. From March 1984 until September 1994 he served as Chairman of the Board and Chief Executive Officer of Computer Task Group, Incorporated. Mr. Campbell is also a director of Gibraltar Steel Corporation and an advisory director of First Empire State Corporation.

     *A.M. Gleason, 68, is President of the Port of Portland Commission, a position he has held since 1995. Mr. Gleason was Vice Chairman of PacifiCorp from February 1994 until his retirement in May 1995. Mr. Gleason became President of PacifiCorp in 1985, and he was President and Chief Executive Officer of PacifiCorp from January 1989 until February 1994. He has served as a director since 1988 and is chairman of the Executive Committee and the Organization and Compensation Committee. He is a director of Fred Meyer, Inc. and Comdial Corporation.

     *Merrill A. McPeak, 62, was Chief of Staff, United States Air Force, from October 1990 to October 1994 when he retired. General McPeak has served as a director since March 1995 and he is Chairman of the Audit Committee and a member of the Organization and Compensation Committee. He is Chairman of the Board of ECC International Corp. He is also a director of Thrustmaster, Inc., Trans World Airlines, Inc., Praegitzer Industries, Inc., Western Power and Equipment, Inc., and E.com, Inc.

                           Class I (Term Ending 1999)

     Pauline Lo Alker, 55, is Chairman of the Board, C.E.O. and President of Amplify.net, Inc., formerly Aponet, Inc. (internet/intranet amplifying software solutions) a position she has held since June 1998. From January 1991 until June 1998, she was President and Chief Executive Officer of Network Peripherals Inc. (high performance networking solutions). Mrs. Alker has served as a director since January 1996 and is a member of the Audit Committee, the Organization and Compensation Committee, and the Committee on Directors. She is a director of Integrated Silicon Solutions, Inc.

     A. Gary Ames, 53, is President and Chief Executive Officer of MediaOne International, formerly U S WEST International (communications), a position he has held since July 1995. Mr. Ames was President and Chief Executive Officer of U S WEST Communications from January 1990 to July 1995. From April 1987 to January 1990, Mr. Ames was President and Chief Executive Officer of Mountain Bell. Mr. Ames has served as a director since 1994 and is a member of the Audit Committee and the Committee on Directors. He is a director of Albertson's, Inc., Telewest PLC., and Flextech PLC.

     Paul C. Ely, Jr., 66, a retired corporate executive, owns and operates Santa Cruz Yachts, a builder and developer of high performance sailing yachts. He was a General Partner of Alpha Partners (a venture capital firm) from July 1989 to approximately September 1998. Mr. Ely was Chairman and Chief Executive Officer of Convergent Technologies (a computer manufacturer) from 1985 to 1989, and in 1989 he also served as Executive Vice President of Unisys Corporation (a computer manufacturer). Mr. Ely has been a director since 1992 and he is Vice-Chairman of the Organization and Compensation Committee and a member of the Executive Committee. He served as Chairman of the Board of The Ask Group, Inc. (a software database company) from February 1994 to March 1995, and was Chairman of the Board of Network Peripherals Inc. from May 1990 to December 1995. He was an Executive Vice President and director of Hewlett-Packard from February 1980 to January 1985. He is a director of Parker-Hannifin Corporation and The Sabre Group.

--------------
*  Nominee for election at 1998 annual meeting.

                        Class II (Term Ending Year 2000)

     Gerry B. Cameron, 60, is Chairman of U.S. Bancorp, a position he has held since 1994. He was Chief Executive Officer of U.S. Bancorp from January 1994 until its merger with First Bank System on August 1, 1997. Mr. Cameron's banking career began in 1956 with U.S. National Bank of Oregon. He managed the Commercial Banking Group and the Northwest Group before being appointed chairman and chief executive officer of Old National Bank in Spokane, WA in 1987. In 1988, Mr. Cameron was named president and chief operating officer of U.S. Bank of Washington, which was formed when U.S. Bancorp acquired Old National Bank and Peoples Bank. He is a director of The American Banker's Association, Regence Blue Cross Blue Shield of Oregon, The Regence Group, and the Oregon Business Council. He is a member of the Company's Audit Committee, Organization and Compensation Committee, and the Committee on Directors.

     Jerome J. Meyer, 60, is Chairman of the Board of Directors, Chief Executive Officer and President of the Company. Mr. Meyer has been a director since 1990, and became President and Chief Executive Officer of the Company in November 1990. Mr. Meyer was Corporate Vice President of Honeywell Inc. (an electronics manufacturer) from August 1986 until April 1987, and President and Chief Executive Officer of Honeywell Bull Inc., now known as Bull HN Information Systems, Inc., from April 1987 until July 1988. He returned to Honeywell Inc. in July 1988 and served as President of their industrial business until joining Tektronix in November 1990. Mr. Meyer serves on the Executive Committee and Committee on Directors. He is a director of AMP Incorporated, Esterline Technologies, Inc., and Enron Corporation.

     William D. Walker, 67, is Vice Chairman of the Company, a position he has held since 1991. He has been Chairman of the Board of Planar Systems, Inc. (a flat-panel display manufacturer) since 1988, and has served as a director of the Company since 1984. Mr. Walker served as President and Chief Operating Officer of the Company from April 1990 until November 1990. From 1984 to 1987, Mr. Walker was Chairman of the Board and Chief Executive Officer of Electro Scientific Industries, Inc. (a laser systems manufacturer). Mr. Walker was Executive Vice President of the Company from 1979 to 1984 and has served as a director since 1980. He is Chairman of the Committee on Directors, and is a member of the Audit Committee and the Executive Committee.

     The following table sets forth the beneficial ownership of Common Shares of the Company by the directors, nominees for director, certain executive officers named in the Summary Compensation Table, and by all executive officers and directors as a group as of June 30, 1998:

                                                  Number
     Name                                   of Shares (1)(2)(3)         Percent
     ----                                   -------------------         -------
     Pauline Lo Alker .................           2,296                      *
     A. Gary Ames .....................           3,665                      *
     David N. Campbell ................               0                      *
     Gerry B. Cameron .................           5,852                      *
     Paul C. Ely, Jr. .................           8,831 (4)                  *
     A. M. Gleason ....................           6,170                      *
     Merrill A. McPeak ................           3,545                      *
     Jerome J. Meyer ..................         408,045 (5)                  *
     William D. Walker ................          87,998 (6)                  *
     Carl W. Neun .....................         142,988 (7)                  *
     Gerald K. Perkel .................         104,706 (8)                  *
     Daniel Terpack ...................          99,667 (9)                  *
     Timothy E. Thorsteinson ..........          66,532 (10)                 *
     All directors and executive
      officers as a group
      (17 individuals) ................       1,529,131 (11)             3.04%

--------------

*  Less than one percent.

                                       4

(1) Unless otherwise indicated, each individual has sole voting and investment power with respect to these shares.

(2)  Includes shares issued under the Company's Stock Compensation Plan for
     Non-Employee Directors, including unvested shares issued as follows: Mrs.
     Alker, 1,462 shares; Mr. Ames, 997 shares; Mr. Ely, 2,083 shares; and Mr.
     Gleason, 1,166 shares. Individuals have sole voting power with respect to these shares.

(3)  Includes shares issued under the Company's Stock Compensation Plan for
     Non-Employee Directors and deferred pursuant to the Non-Employee Directors'
     Deferred Compensation Plan as follows: Mr. Cameron, 3,352 shares; General
     McPeak, 3,545 shares; and Mr. Walker, 3,609 shares. Shares are held in trust, and individuals have no voting or investment power with respect to these shares.

(4)  Includes 4,498 shares held in trust for Mr. Ely.

(5) Includes (i) stock options for 129,750 shares that are currently exercisable or become exercisable before August 28, 1998 under the Company's Stock Incentive Plan; (ii) 69,500 performance shares and bonus shares that are subject to forfeiture to the Company under certain conditions; (iii) 11,973 shares held in a family limited partnership; and
     (iv) 2,521 shares held under the 401(k) Plan with respect to which Mr.
     Meyer has voting but no investment power.

(6)  Includes 16,229 shares held by Mr. Walker's wife, with respect to which Mr.
     Walker disclaims beneficial ownership.

(7) Includes (i) stock options for 66,750 shares that are currently exercisable or become exercisable before August 28, 1998 under the Company's Stock
     Incentive Plan; (ii) 34,000 performance shares and bonus shares that are subject to forfeiture to the Company under certain conditions; (iii) 40,352 shares held in a family trust; and (iv) 1,886 shares held under the 401(k)
     Plan with respect to which Mr. Neun has voting but no investment power.

(8) Includes (i) stock options for 64,500 shares that are currently exercisable or become exercisable before August 28, 1998 under the Company's Stock
     Incentive Plan; (ii) 24,500 performance shares and bonus shares that are subject to forfeiture to the Company under certain conditions; and (iii)
     2,029 shares held under the 401(k) Plan with respect to which Mr. Perkel has voting but no investment power.

(9) Includes (i) stock options for 48,750 shares that are currently exercisable or become exercisable before August 28, 1998 under the Company's Stock
     Incentive Plan; (ii) 24,500 performance shares and bonus shares that are subject to forfeiture to the Company under certain conditions; and (iii)
     1,885 shares held under the 401(k) Plan with respect to which Mr. Terpack has voting but no investment power.

(10) Includes (i) stock options for 21,375 shares that are currently exercisable or become exercisable before August 28, 1998 under the Company's Stock
     Incentive Plan; (ii) 29,000 performance shares and bonus shares that are subject to forfeiture to the Company under certain conditions; and (iii)
     2,249 shares held under the 401(k) Plan with respect to which Mr.
     Thorsteinson has voting but no investment power.

(11) Includes (i) 16,214 unvested or deferred shares held by the Company for the account of non-employee directors pursuant to the Stock Compensation Plan for Non-Employee Directors; (ii) stock options for 428,637 shares that are currently exercisable or become exercisable before August 28, 1998 under the Company's stock option plans (including the Stock Incentive Plan);
     (iii) 230,200 shares that have been granted subject to forfeiture under certain conditions pursuant to the Company's Stock Incentive Plan; (iv)
     15,819 shares held under the 401(k) Plan with respect to which officers and directors have voting but no investment power; and (v) 16,979 shares owned by, or in trust for, members of the families of officers and directors, of which such officers and directors disclaim beneficial ownership.

     Directors' Compensation. Directors who are not employees of the Company receive an annual retainer of $30,000 (plus an additional $3,000 for a committee chairman, except for the chairman of the Executive Committee, and $8,000 for members of the Executive Committee). Half of the annual retainer is paid currently in cash. Non-employee directors receive the remaining one-half of the annual retainer in the form of Common Shares of the Company pursuant to the Non-Employee Directors' Stock Compensation Plan. Under this plan, every five years a non-employee director receives Common Shares valued at five times the stock portion of the annual retainer, and these shares vest over five years based on continued service as a director. Non-employee directors also receive $1,200 for each meeting of the board of directors attended and $900 for each committee meeting attended, with the exception of committee meetings held during the time normally scheduled for a board meeting. Directors who are employees of the Company receive no separate compensation as directors.

     Under the Non-Employee Directors' Deferred Compensation Plan, directors who are not employees may elect to have all or part of their annual cash retainers and meeting fees credited to a deferred compensation cash account. Amounts credited to the account will accrue interest based on the 10-year U.S. Treasury Notes rate adjusted at the end of each calendar quarter. Such deferred amounts will be paid in a single lump-sum payment or in up to five equal annual installments to commence in January after the director ceases to serve on the board or becomes age 65 or older, as specified. Non-employee directors may also elect to defer receipt of stock under the Non-Employee Directors' Deferred Compensation Plan.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth certain compensation information for the Chief Executive Officer and each of the next four most highly compensated executive officers of the Company during the last fiscal year ("Named Officers") for services rendered in all capacities for the last three fiscal years.

                                                                                    Long-Term Compensation
                                                                           -----------------------------------------
                                         Annual Compensation                       Awards                 Payouts
                                 --------------------------------------    -----------------------    --------------
                                                                  Other    Restricted   Securities
Name and                                                         Annual         Stock   Underlying              LTIP       All Other
Principal                           Salary         Bonus   Compensation        Awards      Options           Payouts    Compensation
Position                  Year         ($)        ($)(1)         ($)(2)        ($)(3)       (#)(4)               ($)          ($)(5)
---------                 ----   ---------   -----------   ------------    ---------    ----------    --------------   -------------
Jerome J. Meyer ......... 1998   $ 705,577   $ 1,067,207     $  29,670     $       0        52,500    $  578,972 (6)   $ 332,524 (7)
Chairman, Chief           1997     684,423       738,192        16,200             0        32,000             0         330,924
Executive Officer         1996     625,769       511,971        88,330             0        25,000     3,501,363 (6)     331,435
and President

Carl W. Neun ............ 1998   $ 413,269   $   429,391     $  16,560     $       0        30,000    $  385,981 (6)   $ 301,877 (7)
Sr. Vice President,       1997     396,827       415,968         9,600             0        16,500             0         298,683
and Chief                 1996     368,269       209,311        59,869             0        18,000     2,134,086 (6)     298,321
Financial Officer

Daniel Terpack .......... 1998   $ 327,961   $   349,490     $  10,350     $       0        24,000    $  192,991 (6)   $ 103,218 (8)
Vice President            1997     318,193       152,983         9,000             0        12,500       369,063 (6)      74,779
and President,            1996     300,000       235,222         9,600             0        12,000       320,086 (6)       8,750
Measurement
Business Division

Gerald K. Perkel ........ 1998   $ 307,885   $   326,410     $  11,955     $       0        24,000    $  192,991 (6)   $  99,905 (8)
Vice President            1997     264,424       335,527 (9)    10,500       146,500 (10)   12,500       258,333 (6)      66,639
and President,            1996     220,000       156,984         4,500             0        12,000             0           8,477
Color Printing and
Imaging Division

Timothy E. Thorsteinson.. 1998   $ 272,885   $   263,719     $ 103,334     $ 329,375 (11)   24,000    $  241,256 (6)   $  90,418 (8)
Vice President and        1997     238,847       170,566         6,600             0        12,500             0          55,225
President, Video          1996     219,999       254,288        75,216             0        15,000     1,580,358 (6)       9,769
and Networking
Division

--------------

(1)  Includes (i) amounts paid or deferred under the Annual Performance
     Improvement Plan; (ii) amounts paid under the Company's Results Sharing
     Plan; and (iii) for 1998 and 1997, special cash bonus amounts.

(2)  Includes dividends paid on performance shares.

(3) Long-Term Incentive Plan stock awards are reported at time of grant in the LTIP table below and in this table under the LTIP Payout column at the time of vesting.

(4) Options were granted in the year indicated. Additional information regarding the options during fiscal year 1998 is set forth in the table on page 9.

(5) Except as otherwise indicated, represents amounts contributed by the Company under the Company's 401(k) Plan.

(6) Represents the fair market value of long-term performance awards of shares and, in years other than 1998, related cash payments under the Company's
     Stock Incentive Plan. The shares became vested, and cash payments were made, based on the Company's performance during the three fiscal years ending in the year indicated in the Summary Compensation table. Amounts for Mr. Meyer, Mr. Neun, and for Mr. Thorsteinson in 1996 also include the fair market value of performance-based stock grants under Key Executive
     Retention Agreements which vested in February 1996 and upon a determination that certain goals had been achieved with respect to repositioning the Company and improving shareholder value.

(7) Includes nonrefundable costs incurred by the Company in connection with a split dollar life insurance arrangement which provides certain retirement and death benefits to the Named Officer. For 1998, the amount included was $322,924 for Mr. Meyer and $290,456 for Mr. Neun. See "Employment
     Arrangements."

(8)  Includes credits to the Supplemental Executive Retirement Plan (see
     "Retirement Plans"). For 1998, the amount credited was $79,167 for Mr.
     Terpack, $75,219 for Mr. Perkel, and $85,836 for Mr. Thorsteinson.

                                       7

(9) Includes a stock bonus of 1,500 Common Shares awarded to Mr. Perkel, with a fair market value of $89,100 at the time it was awarded.

(10) Represents the fair market value, as of the grant date, of 6,000 bonus shares granted in fiscal year 1997. The shares were subject to two year vesting from the date of the grant. As of the end of fiscal year 1998, Mr.
     Perkel held no shares of restricted stock, other than LTIP awards.
     Dividends were paid on restricted stock.

(11) Represents the fair market value, as of the grant date, of 7,500 stock bonus shares granted to Mr. Thorsteinson in fiscal year 1998. The shares are subject to vesting based on division performance goals for each of fiscal years 1998 and 1999. Mr. Thorsteinson held 4,500 shares of restricted stock at the end of fiscal year 1998, with a total value of $172,125. Dividends and accrued interest are paid upon release of shares.

Stock Option Grants in Last Fiscal Year

     The following table provides information on stock options awarded to Named Officers under the Company's Stock Incentive Plan during the last fiscal year.

                                                 Individual Grants
                           -----------------------------------------------------------
                               Number of      Percent of
                              Securities   Total Options        Exercise
                              Underlying      Granted to         or Base                     Grant Date
                                 Options    Employees in           Price    Expiration    Present Value
Name                       Granted(#)(1)     Fiscal Year          ($/Sh)          Date           ($)(2)
----                       -------------   -------------   -------------    ----------    -------------
Jerome J. Meyer ..........        52,500            4.6%        $39.9167       6/26/02         $639,450
Carl W. Neun .............        30,000            2.6%        $39.9167       6/26/02         $365,400
Daniel Terpack ...........        24,000            2.1%        $39.9167       6/26/02         $292,320
Gerald K. Perkel .........        24,000            2.1%        $39.9167       6/26/02         $292,320
Timothy E. Thorsteinson ..        24,000            2.1%        $39.9167       6/26/02         $292,320

--------------

(1) Each of the options was granted at 100% of the fair market value on the date of grant pursuant to the Company's Executive Long-Term Incentive
     Compensation Program. Each option becomes exercisable to the extent of 25% of the shares in six month increments, and the optionee may exercise the option provided that the optionee has been continuously employed by the Company or one of its subsidiaries. Under the terms of the Company's Stock
     Incentive Plan, each of the options is subject to accelerated vesting in the event of a future change in control of the Company or the occurrence of certain events indicating an imminent change in control of the Company.
     Upon such acceleration, the optionee has the right to cause the Company to repurchase the option for a cash amount generally equal to the excess of the highest purchase price paid in connection with the transactions indicating a change in control or potential change and the option price.
     Under the Stock Incentive Plan vesting is also accelerated upon the death or disability of the optionee.

(2) Although the Company believes that it is not possible to place a value on an option, in accordance with the rules of the Securities and Exchange
     Commission, the Company has used a modified Black-Scholes model of option valuation to estimate grant date present value. The actual value realized, if any, may vary significantly from the values estimated by this model. Any future values realized will ultimately depend upon the excess of the stock price over the exercise price on the date the option is exercised. The assumptions used to estimate the grant date present value of this option were volatility (38.79%), risk-free rate of return (6.17%), dividend yield
     (1.20%), and time to exercise (3 years).

Aggregated Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     The following table indicates (i) stock options exercised by the Named Officers during the last fiscal year; (ii) the number of shares subject to exercisable (vested) and unexercisable (unvested) stock options as of May 30, 1998; and (iii) the fiscal year-end value of "in-the-money" unexercised options.

                                                                          Number of
                                                              Securities Underlying          Value of Unexercised
                                Number                          Unexercised Options          In-the-Money Options
                             Of Shares                           at Fiscal Year-End      at Fiscal Year-End(1)(2)
                              Acquired         Value    ---------------------------   ---------------------------
Name                       On Exercise   Realized (1)   Exercisable   Unexercisable   Exercisable   Unexercisable
----                       -----------   -----------    -----------   -------------   -----------   -------------
Jerome J. Meyer ..........     132,000   $ 3,795,837         92,625          63,375   $   800,084     $   273,408
Carl W. Neun .............      60,000   $ 1,564,831         46,875          34,875   $   262,927     $   140,976
Daniel Terpack ...........      27,000   $   632,131         33,375          27,375   $   188,101     $   106,800
Gerald K. Perkel .........       9,000   $   242,010         49,125          27,375   $   473,363     $   106,800
Timothy E. Thorsteinson ..      31,875   $   458,942          6,000          27,375             0     $   106,800

--------------

(1) The value realized or the unrealized value of in-the-money options at year-end represents the aggregate difference between the market value on the date of exercise, or at May 30, 1998 in the case of the unrealized values, and the applicable exercise prices. The closing price of the Company's common shares on the last trading day of the fiscal year was $38.25.

(2) "In-the-money" options are options whose exercise price was less than the market price of Common Shares at May 30, 1998.

Long-Term Incentive Plans - Awards in Last Fiscal Year

     The following table provides information on long-term performance awards granted to Named Officers under the Company's Stock Incentive Plan during the last fiscal year.

                                Number of            Performance                  Estimated Future Payouts Under
                            Shares, Units               or Other                     Non-Stock Price-Based Plans
                                 or Other           Period Until   ---------------------------------------------
Name                       Rights (#) (1)   Maturation or Payout   Threshold (#)     Target (#)      Maximum (#)
----                       --------------   --------------------   -------------     ----------      -----------
Jerome J. Meyer ..........         24,000          6/97 - 5/2000           4,800        24,000            42,000
Carl W. Neun .............         12,000          6/97 - 5/2000           2,400        12,000            21,000
Daniel Terpack ...........          7,500          6/97 - 5/2000           1,500         7,500            13,125
Gerald K. Perkel .........          7,500          6/97 - 5/2000           1,500         7,500            13,125
Timothy E. Thorsteinson ..          7,500          6/97 - 5/2000           1,500         7,500            13,125

--------------

(1)  Awards are Performance Share awards under the Company's Executive Long-Term
     Incentive Compensation Program as described below under "Organization and Compensation Committee Report on Executive Compensation." At the time of the award, the target levels of shares were issued as restricted shares upon which dividends are paid currently.

Cash Balance Plan

     The Tektronix Cash Balance Plan is an integrated, account-based, defined benefit plan funded entirely by the Company. Employees who are officers or directors of the Company participate in the Cash Balance Plan on the same basis as other employees. Employees outside the U.S. are covered under different retirement plans varying from country to country.

     The Retirement Equalization Plan is a supplemental plan to the Tektronix Cash Balance Plan to provide covered officers and other covered executives with the total amount of retirement income that they would otherwise receive under the Cash Balance Plan but for legislated ceilings in compliance with certain sections of the Internal Revenue Code which limit retirement benefits payable from qualified plans.

     Under the provisions of the Cash Balance Plan, a cash balance account is established for each participant at plan entry and increased over time with pay and interest credits. Pay credits are equal to 3.5% of eligible pay and are credited to each participant's cash balance account as of each payroll. The plan is integrated with Social Security and pay credits increase to 7.0% of pay once a participant's earnings exceed the Social Security wage base for that year. Interest credits are based on one-year Treasury Bill rates and are credited to a participant's cash balance account as of each month end. At termination of employment, a participant (if vested) becomes entitled to receive his or her cash balance account in a single payment or have it converted to a monthly annuity payable for life (or over a joint lifetime with his or her beneficiary). Payment can be delayed until the participant reaches age 65.

     Certain special provisions apply for employees who were active participants under the Tektronix Pension Plan as of December 31, 1997. Effective January 1, 1998, (the date the Tektronix Pension Plan was amended to become the Tektronix Cash Balance Plan), an initial cash balance account based on the benefit levels provided under the Tektronix Pension Plan was established for each eligible employee employed on or before December 31, 1997. In addition, pay credits for these employees are 4.5% instead of 3.5%. Lastly, a special transition benefit applies for employees age 40 and vested as of December 31, 1997 who qualify for early retirement at termination.

     Estimated annual benefits payable upon retirement at normal retirement age to each of the Named Officers under the Tektronix Cash Balance Plan and the Retirement Equalization Plan are as follows: Mr. Meyer - $39,800; Mr. Neun - $10,646; Mr. Terpack - $10,320; Mr. Perkel - $8,859; and Mr. Thorsteinson - $3,183.

Severance and Change of Control Arrangements

     Each of the Named Officers has an Executive Severance Agreement or similar agreement with the Company pursuant to which the officer would receive severance pay in the event that his employment is terminated by the Company other than for cause, death or disability. Upon such termination, the officer would receive a severance payment generally equal to his or her annual base salary (except that Mr. Meyer would receive twice his annual base salary), benefits under certain of the Company's incentive plans prorated for the portion of the year during which the officer was a participant and certain outplacement and insurance benefits. No benefits are payable under the Executive Severance Agreement if the officer receives severance payments under any other agreement with the Company. Mr. Meyer's Executive Severance Agreement has been amended to obligate the Company to continue to make payments required under Mr. Meyer's split dollar insurance arrangement until Mr. Meyer reaches age 64 notwithstanding any prior termination of employment. See "Employment Arrangements."

     Each of the Named Officers has an employment agreement with the Company pursuant to which, in the event of a tender or exchange offer for more than 25% of the Company's outstanding stock, the officer has agreed to remain with the Company until such offer has been terminated or abandoned or a change in control of the Company has occurred.

     Except for this agreement by the officer to remain so employed by the Company, either the Company or the officer may terminate the employment at any time, subject to the Company's obligation to provide benefits specified in the agreement following a change in control. The agreements continue in effect until December 31, 1998, and are generally automatically renewed on an annual basis. Prior to a change in control, the Company may terminate any of the agreements (other than the agreement with Mr. Meyer) if there is a change in the officer's position other than as a result of a promotion. In the event the officer is terminated within 24 months following a change in control, the officer is entitled to a cash severance payment equal to three times his or her annual base salary based on the salary in effect prior to termination and certain relocation and insurance benefits. However, such amounts will not be payable if termination is due to death, normal retirement or voluntary action of the officer other than for good reason, or by the Company for cause or permanent disability.

Employment Arrangements

     In connection with his employment as Chairman, Chief Executive Officer and President, which began in November 1990, the Company agreed to provide Jerome J. Meyer with supplemental retirement benefits which, together with retirement benefits from his previous employer and amounts payable under the Company's Pension Plan and Retirement Equalization Plan, would result in an annual retirement benefit upon retirement at age 62 equal to 50% of his final average pay, which for this purpose is the average of the three highest year's annual cash compensation received by him for his final five years. Total annual retirement benefits at reduced levels, but not less than $225,000 per year, are payable upon earlier retirement. In 1993 the Company entered into a split dollar life insurance arrangement designed to fund a substantial portion of this supplemental retirement obligation. Amounts paid by the Company under this split dollar arrangement are included in the Summary Compensation Table.

     In connection with his employment as an executive officer, which began in March 1993, the Company agreed to provide Carl W. Neun with supplemental retirement benefits which, together with amounts payable under the Company's Cash Balance Plan and Retirement Equalization Plan, would result in an annual retirement benefit equal to a percentage of his final average pay, which for this purpose is the average of the annual cash compensation received by him during each of his final five years. The percentage of final average pay payable as a total annual retirement benefit ranges from 35% upon retirement at age 55 to 55% upon retirement at age 62. The Company funds a portion of Mr. Neun's supplemental retirement benefits through a split dollar life insurance arrangement similar to the arrangement entered into for Mr. Meyer. Amounts paid by the Company under this split dollar arrangement are included in the Summary Compensation Table. The supplemental retirement benefits have been amended to provide that in the event Mr. Neun's employment is terminated following a change in control of the Company, benefits under the Plan shall be paid upon his attaining age 55 even if he is not then employed by the Company, and the Company will continue to make payments required under the split dollar insurance arrangement.


               ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

Organization and Compensation Committee

     The Organization and Compensation Committee of the board of directors (the "Committee") consists of five outside directors. Pursuant to authority delegated by the board of directors, the Committee approves compensation of executive officers, including the chief executive officer. The Committee is responsible for assisting in the development of and approving executive compensation programs and administering the Company's stock incentive and executive compensation plans. The Committee reviews and assists in the development of an organizational structure and programs that will attract, retain and promote executives to meet the present and future leadership needs of the Company.

Overall Policy

     The board of directors and the Committee believe that the Company's total executive compensation programs should be related to corporate performance and improvement in shareholder value. The Company has developed a total compensation strategy that ties a significant portion of executive compensation to achievement of pre-established financial results and appreciation of the Company's common stock price. The primary objectives of these executive compensation programs are to:

     *    Attract and retain talented executives;

     * Motivate executives to achieve long-term business strategies while achieving near-term financial targets;

     * Align executive performance with Tektronix' goals for delivering shareholder value; and

     * Provide incentive for consistently achieving Tektronix' goal for return on equity or assets.

     The Company has base pay, annual incentive and long-term incentive compensation programs for its executives, as well as retirement and 401(k) plans. These programs are designed both to support the Company's stated compensation policy and to offer compensation that is competitive with compensation offered by companies of similar size and complexity within high technology electronics and similar industries. The Committee uses comparative information from a group of companies in the high technology industry for establishing executive compensation and Company performance goals. The Committee also relies on advice from outside compensation and benefits consultants.

Base Salaries

     Base salaries for executive officers are initially determined by evaluating the responsibilities of the position and the experience of the individual, and by reference to the competitive marketplace for corporate executives, including a comparison to base salaries for comparable positions at other similarly sized high technology companies. Median levels of base pay provided by comparator companies form the primary reference in determining the salaries of executive officers.

     Annual salary adjustments are determined by evaluating the performance of the Company and each executive officer, and also take into account any new responsibilities as well as salaries for comparable positions at peer companies. In the case of an executive officer with responsibility for a particular business unit, such unit's financial results are also considered. The Committee, when appropriate, also considers non-financial performance measures that focus attention on improvement in management processes such as inventory turns, timely new product introductions and development of key contributors.

Annual Performance Improvement Plan

     Tektronix' executive officers are eligible to participate in the Company's Annual Performance Improvement Plan, an annual cash incentive compensation plan. For the last fiscal year, Company and, where appropriate, business unit performance objectives were established at the beginning of the fiscal year. Participants' performance measurements had established thresholds, targets and maximums that determined the amount of cash payments under the plan. The Company's performance objectives for the last fiscal year were specified levels of net sales and of economic value added (excluding nonrecurring items at the discretion of the Committee). Individual performance objectives for an executive officer with responsibility for a particular business unit included financial objectives for the unit. Incentive target performance is based on the Company's annual operating plan approved by the board of directors. For the last fiscal year, financial measures represented 100% of the basis for any incentive award to an executive officer provided by the plan. To ensure that executive officers would not receive incentive payments under the plan if employees generally did not receive Results Sharing Plan payments under the plan described below, it was a condition to payments being made under the plan that the annual threshold for Results Sharing must be met. The Committee establishes target incentive opportunities based on the responsibilities of the position, the ability of the position to impact financial and corporate goals and a comparison of incentives provided to comparable positions at other similarly sized electronics companies, with incentives targeted to provide total annual cash compensation at the median level provided by comparable companies.

Results Sharing Plan

     Most regular employees of Tektronix participate in the Results Sharing Plan. In general, benefits from the Results Sharing Plan are based on consolidated operating income, to the extent that operating income before results sharing and other incentives (excluding nonrecurring items at the discretion of the chief financial officer) exceeds a threshold amount that is determined in advance for each year. Accordingly, the Results Sharing Plan requires employees to produce a predetermined threshold of operating income for the shareholders before receiving any benefits. For the last fiscal year, the threshold established was $26.25 million of operating income for each fiscal quarter. Payments under this plan are calculated as a percent of base pay, range upward from zero at the threshold and are made quarterly.

Executive Long-Term Incentive Compensation Program

     In December 1992 the Committee adopted the Executive Long-Term Incentive Compensation Program to provide an incentive and reward key, selected executives for improving total shareholder value. The Committee expects that awards will be made annually to selected executives under this program. This program was adopted to align executive long-term interests with the interests of shareholders and the performance of Company operations. The Executive Long-Term Incentive Compensation Program is currently comprised of two elements: stock options issued with employment vesting and stock grants issued with three-year performance vesting (performance shares). The options and performance shares are issued pursuant to the Company's Stock Incentive Plan. Participant awards (including awards to the chief executive officer) reflect job responsibilities and estimated long-term incentive values based in part on compensation data from a comparative group of electronics companies. Awards under this program are designed to provide compensation opportunities at target at the median of awards for similar positions in the high technology electronics industry for slightly higher performance levels, with the opportunity at above target performance in the high range of values for similar positions based on high levels of performance to achieve these values. Of the total estimated award value, one half is awarded in stock options and the remaining half in performance shares.

     The June 1997 stock options were awarded at fair market value. These options have a five-year term and fully vest two years from the grant date (25% in six-month increments). The Company continues to grant stock options at fair market value to new executive officers as a further inducement to join the Company. The Company grants stock options at fair market value to key employees who are not executive officers.

     Performance shares are granted contingent upon the Company's performance over a three-fiscal-year period and upon the executive officer remaining in the same position with the Company during this period (except in the case of death or disability or a change in position approved by the Committee). The performance shares granted during the last fiscal year relate to Company performance during the fiscal years ending in 1998, 1999 and 2000. The performance measurements are average return on assets and relative total shareholder return. In general, average return on assets is defined as the three-year average consolidated net income divided by the three-year average consolidated total assets. Relative total shareholder return is defined as total stock price appreciation plus dividends paid during the three-year performance period divided by the initial stock price. Tektronix compares its total shareholder return to a group of electronics companies selected by the Committee. The shares will be earned based on the Company's performance during the three-year period. Any performance shares that are not earned will be forfeited to the Company. If the Company's average return on assets and total shareholder return exceed certain levels, the executive would earn performance shares up to 1.75 multiplied by the number of original performance shares (or an equivalent amount in cash at the election of the Company). The Company also grants stock bonuses contingent on continued employment with the Company or performance objectives to new executive officers as a further inducement to join the Company. From time to time the Company also grants stock bonuses to executive officers contingent on specific performance objectives relating to that executive officer's position.

Retirement Plans

     The Company makes contributions for eligible employees (including executive officers) under its Cash Balance Plan (see "Cash Balance Plan") and its 401(k) Plan. Under the 401(k) Plan, eligible employees may elect to have up to 15% of their pay contributed to the plan, subject to certain tax limitations. The Company makes matching contributions up to 4% of the participant's compensation, subject to tax limitations. The Company also makes fixed contributions equal to 2% of the participant's compensation. All fixed contributions by the Company are invested entirely in Common Shares of the Company. All matching contributions are in cash.

     Executive officers and other senior executives who are recommended by the Chief Executive Officer and approved by the Committee participate in the Company's Supplemental Executive Retirement Plan ("SERP"). The SERP is intended to provide selected senior executives with a performance based supplemental retirement plan in recognition of their contributions to the long-term success of the Company. Upon initial eligibility, the Company may credit the participant's account an amount equal to 50% of the participant's combined annual base salary and target award amount under the Tektronix Annual Performance Improvement Plan ("APIP") at the rate in effect at the close of the first fiscal year in which the executive became a participant. Taking into account retirement type benefits from prior employers and upon the recommendation of the Chief Executive Officer, the Committee may specify that a percentage other than 50% will be applied in determining the start-up credit. This start-up credit is credited to the participant's account as of July 1 next following the date the executive becomes a participant. For each year thereafter that a participant is recommended by the Chief Executive Officer and approved by the Committee, the Company will add a performance based credit to the account of the participant equal to 10% of the participant's combined annual base salary and target APIP award amount at the rate in effect at the close of the applicable fiscal year. This is credited to the participant's account as of July 1 next following the close of the fiscal year. Subject to earlier vesting upon death or disability, the accounts fully vest the later of the participant's reaching age 55 while employed by the Company, or completing five years of employment with the Company. Forfeiture occurs if employment is terminated for cause, or if the participant does not enter into a non-competition agreement upon retirement or other termination of employment with the Company. Payments are made under the plan after the participant attains age 62 and is no longer employed by the Company.

Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as adopted in 1993, limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year after fiscal 1994. The $1,000,000 cap on deductibility will not apply to compensation that qualifies as "performance-based compensation". Under the regulations, performance-based compensation includes compensation received through the exercise of a non-statutory stock option that meets certain requirements. This option exercise compensation is equal to the excess of the market price at the time of exercise over the option price and, unless limited by Section 162(m), is generally deductible by the Company. It is the Company's current policy generally to grant options that meet the requirements of the proposed regulations. The Stock Incentive Plan was amended in 1994 to permit compensation received on vesting of awards similar to the performance share awards that have been made under the Company's Executive Long-Term Incentive Compensation Program to qualify as "performance-based compensation" under the proposed regulations. Qualifying compensation for deductibility under Section 162(m) is one of many factors the Committee considers in determining executive compensation arrangements. Deductibility will be maintained when it does not conflict with compensation objectives.

Compensation of Chief Executive Officer

     In June 1998, the Committee set Jerome J. Meyer's salary at $745,000. With respect to Mr. Meyer's salary increase, the Committee took into account a comparison of base salaries, perquisites and incentives for chief executive officers of peer companies, the Company's success in meeting its performance objectives and increasing shareholder value and the assessment by the Committee of Mr. Meyer's individual performance and contributions. The Committee believes that Mr. Meyer's annual base salary falls within the competitive range of salaries for similar positions at similar companies. Mr. Meyer's participation under the Annual Performance Improvement Plan (APIP) for the last fiscal year was tied to the Company achieving specified levels of net sales and of economic value added (excluding non-recurring items at the discretion of the Committee). The Committee believes that Mr. Meyer's targeted APIP level was within the competitive range of bonus opportunities for similar positions at similar companies. Mr. Meyer's APIP payment for the last fiscal year was $705,000. Mr. Meyer received payments under the Results Sharing Plan equal to 7.5% of his base pay in accordance with the terms of the plan applicable to all employees. In June 1997, Mr. Meyer was granted stock options for 52,500 shares, and 24,000 Performance Shares, pursuant to the criteria described above with respect to the Executive Long-Term Incentive Compensation Plan. The Committee believes these awards are within the competitive range of option grant and bonus share opportunities for similar positions at similar companies.

     Committee report submitted by:

     A.M. Gleason, Chairman
     Paul C. Ely, Vice Chairman
     Pauline Lo Alker
     Gerry B. Cameron
     Merrill A. McPeak

Comparison of Five-Year Cumulative Total Return

     The graph below compares the cumulative total shareholder return on the Company's Common Shares with the Standard & Poor's 500 Stock Index and the Standard & Poor's High Technology Composite Index. The graph assumes $100 invested on May 31, 1993 in Tektronix Common Shares and $100 invested at that time in each of the S&P indexes. The comparison assumes that all dividends are reinvested.

                                 TSR Comparison

[Line chart depicting performance omitted.

       ----------------------------------------------------------------
                                         S&P Hi-Tech
           Fiscal Year       S&P 500      Composite      Tektronix
       ----------------------------------------------------------------
               1993           100.00         100.00         100.00
               1994           114.28         112.46         126.35
               1995           145.70         168.87         202.35
               1996           202.04         214.76         167.02
               1997           274.02         329.50         253.49
               1998           356.78         407.09         170.15
       ----------------------------------------------------------------]

ITEM 2. PROPOSAL TO APPROVE THE 1998 STOCK OPTION PLAN

Importance of Stock Options to the Company

     The board of directors believes that the availability of stock options is an important factor in the Company's ability to attract and retain experienced and talented employees and to provide an incentive for them to exert their best efforts on behalf of the Company. At June 17, 1998 there were only 1,442,706 Common Shares available for future awards under the Company's existing stock incentive plan, and the board of directors has concluded that additional shares are needed for stock options. Accordingly, the board of directors adopted, subject to shareholder approval, the 1998 Stock Option Plan (the "Plan") and reserved 4,000,000 Common Shares for purposes of the Plan.

     During the last fiscal year the Company has utilized approximately 1,149,000 Common Shares for stock option grants under its existing plans. During the last five years, all options granted by the Company have been non-statutory options granted at exercise prices at or above the current market price. The Company places heavy reliance on stock awards in order to motivate key employees, to control costs, focus on growth and improve the Company's overall performance. During fiscal year 1998 the Company's stock options outstanding as a percentage of outstanding Common Shares was 7.0%, compared with an average of 11.1% and a median of 10.3% for a group of over 200 technology companies used by Tektronix for comparative purposes in determining compensation for key employees. During the same period the Company's annual option grants as a percentage of outstanding Common Shares ("gross option utilization") was 2.3%, compared with an average of 4.5% and a median of 3.3% for the comparative group of companies. Also during this period the Company's option grants, after taking into account options that terminated, as a percentage of outstanding Common Shares ("net option utilization") was 1.5%, compared with an average of 2.7% and a median of 2.2% for the comparative group of companies. Accordingly, the Company believes that the dilution impact of its option grants has been in line with the prevailing practices in its market.

     Certain provisions of the Plan are summarized below. The complete text of the Plan is attached to this proxy statement as Appendix A.

Description of Plan

     Shares Reserved for Plan; Types of Options. The Plan reserves 4,000,000 Common Shares (subject to adjustment for changes in capitalization) for issuance pursuant to stock options granted under the Plan. The Plan permits the grant of incentive stock options and non-statutory stock options.

     Eligibility. All employees of the Company and its subsidiaries, including employees who are officers or directors, are eligible to be selected for option grants under the Plan.

     Administration. The Plan will be administered by the Organization and Compensation Committee of the board of directors (the "Committee"), which consists entirely of directors who are not employees of the Company. If the Committee ceases to administer the Plan, the administrative action described below will be taken by the board of directors. The Committee may promulgate rules and regulations for the operation of the Plan, will interpret the Plan and related agreements and will generally supervise the administration of the Plan. The Committee will determine the employees to whom option grants will be made under the Plan, the amount of the grants and the other terms and conditions of the grants. Among other actions, the Committee may accelerate any exercise date, extend the exercise period and amend any provision with respect to an option grant. The board of directors may designate a committee of officers of the Company to make option grants to employees who are not officers.

     Term of Plan. The Plan will continue until all shares available for issuance under the Plan have been issued. The board of directors has the power to suspend or terminate the Plan at any time. The board of directors may also modify or amend the Plan at any time.

     Option Terms. The Committee will determine the employees to whom options will be granted, the option price, the number of shares to be covered by each option, the period of each option and the times at which options may be exercised and whether the option is an incentive stock option (intended to meet all of the requirements of an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended) or a non-statutory option. If the option is an incentive stock option, the option price cannot be less than 100% of the fair market value of the Common Shares on the date of grant. If an optionee of an incentive stock option at the time of grant owns stock possessing more than 10% of the combined voting power of the Company, the option price may not be less than 110% of the fair market value of the Common Shares on the date of grant and the option term may not be more than five years from the date of grant. If the option is a non-statutory stock option, the option price cannot be less than 100% of the fair market value of the Common Shares on the valuation date selected by the Committee. The Committee may select the valuation date from
(1) the date of commitment by the Company to grant the option, (2) the date of approval of the grant by the Committee, or (3) the effective date of the option. The fair market value of shares covered by a non-statutory option is deemed to be the closing price of the Common Shares as reported in the NYSE Composite Transactions in The Wall Street Journal on the date preceding the valuation date, or such other reported value of the Common Shares, as shall be specified by the Committee. The fair market value of non-statutory options can also be established based on average closing prices for a period of not more than 10 trading days preceding the valuation date, as specified by the Committee. No employee may be granted options under the Plan for more than an aggregate of 600,000 shares in connection with hiring of the employee or 200,000 shares in any fiscal year otherwise. The Plan limits the amount of incentive stock options that may vest under the Plan in any year to $100,000 per employee, based on the fair market value on the grant date of shares covered by such options. No monetary consideration is paid to the Company upon the granting of options. On August 3, 1998, the closing price of the Common Shares as reported in the NYSE Composite Transactions in The Wall Street Journal was $27.3125 per share.

     Options may be granted for varying periods established at the time of grant (not to exceed ten years from the date of the grant and are generally nontransferable except on death of the holder. Options are exercisable in accordance with the terms of an option agreement entered into at the time of the grant. Options may be exercised only while an optionee is in the employ of the Company or one of its subsidiaries or within one year following termination because of disability or within one year after the death of the optionee or within three months following other termination of employment. If the termination of employment is as a result of death or disability, the option will become fully exercisable. If the employment of the optionee terminates when the optionee is eligible for retirement under the Tektronix Pension Plan (the optionee is age 55 or older), other than as a result of death or disability, the outstanding options held by the optionee may be exercised by the optionee at any time prior to the expiration date of the option, the expiration of one year after the date of such termination, or the expiration of three months after the optionee's death following termination, whichever is the shortest period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination of employment. The Committee may cancel such options of the retiree at any time prior to exercise unless certain conditions are satisfied concerning rendering services for a competitor, nondisclosure of confidential information and assignment of inventions.

     The Plan provides that upon a termination of employment the Committee may extend the exercise period for any period up to the expiration date of the option and may increase the portion of the option that is exercisable. The purchase price for shares purchased pursuant to the exercise of options must be paid in cash, including cash that may be the proceeds of a loan from the Company or, with the consent of the Committee, in whole or in part in Common Shares. With the consent of the Committee, an optionee may request the Company to apply the shares to be received on exercise of a portion of an option to satisfy the option price for additional portions of the option until the entire option is exercised. Upon the exercise of an option, the number of shares subject to the option and the number of shares available for issuance under the Plan are reduced by the number of shares with respect to which the option is exercised. Option shares which are not purchased prior to the expiration, termination or cancellation of the options are again available for future awards under the Plan.

     Subject to certain limitations in the Plan, the Plan provides for accelerated vesting of options granted under the Plan in the event of a future change in control of the Company or the occurrence of certain events indicating an imminent change in control of the Company as specified in the Plan. The special acceleration provision may, in certain circumstances, tend to discourage attempts to take over the Company.

     Options may be granted under the Plan to employees who are residing in foreign jurisdictions, and the Committee may adopt such supplements to the Plan as may be necessary to comply with local laws and to afford participants favorable treatment under such laws, provided that no award may be granted under any such supplement with terms which are significantly more beneficial to the participants than are permitted by the Plan.

     The Committee may grant options under the Plan that have terms and conditions that vary from those specified in the Plan when such awards are granted in substitution for, or in connection with the assumption of, existing options made by another corporation and assumed or otherwise agreed to be provided for by the Company in connection with a corporate merger or other similar transaction to which the Company or a subsidiary is a party.

Tax Consequences

     Certain options authorized to be granted under the Plan are intended to qualify as "incentive stock options" for federal income tax purposes. Under federal income tax law currently in effect, the optionee will recognize no income upon grant or exercise of the incentive stock option. If an employee exercises an incentive stock option and does not dispose of any of the option shares within two years following the date of grant and within one year following the date of exercise, then the gain will be realized only upon subsequent disposition of the shares. If an employee disposes of shares acquired upon exercise of an incentive stock option before the expiration of either the one-year holding period or the two-year waiting period, any amount realized will be taxable for federal income tax purposes in the year of such disqualifying disposition to the extent that the lesser of the fair market value of the shares on the exercise date or the fair market value of the shares on the date of disposition exceeds the option price. The Company will not be allowed any deduction for federal income tax purposes at either the time of the grant or exercise of an incentive stock option. Upon any disqualifying disposition by an employee, the Company will be entitled to a deduction to the extent the employee realizes income.

     Certain options authorized to be granted under the Plan will be treated as non-statutory stock options for federal income tax purposes. Under federal income tax law presently in effect, no income is realized by the grantee of a non-statutory option pursuant to the Plan until the option is exercised. At the time of exercise of a non-statutory option, the optionee will realize income, and the Company will generally be entitled to a deduction, in the amount by which the market value of the shares subject to the option at the time of exercise exceeds the exercise price. The Company's deduction is conditioned upon timely reporting of the amount to be included in income by the optionee. Upon the sale of shares acquired upon exercise of a non-statutory option, the excess of the amount realized from the sale over the market value of the shares on the date of exercise will be taxable.

     Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year after fiscal 1994. Under applicable regulations, compensation received through the exercise of an option will not be subject to the $1,000,000 limit if the option and the Plan meet certain requirements. One such requirement for options is that shareholders approve per-employee limits on the number of shares as to which options may be granted. Another requirement for options is that the exercise price be not less than fair market value of the Common Shares on the date of grant. A final requirement is that the options be granted by a committee of at least two outside directors. The Company believes that compensation received on exercise of options granted under the Plan in compliance with all of the above requirements will not be subject to the $1,000,000 deduction limit.

Recommendation of Board of Directors

     The board of directors recommends approval of the Plan. The proposal must be approved by the holders of at least a majority of the votes cast on the proposal, provided that the total vote cast on the proposal represents over 50% of the Common Shares entitled to vote at the annual meeting. If an executed proxy card is returned and the shareholder has explicitly abstained from voting on the Plan, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and will count as votes cast on the matter but will not count as votes cast in favor of the Plan and, therefore, will have the same effect as a vote against the Plan. Broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting but are not counted and have no effect on the results of the vote. The enclosed proxy will be voted in accordance with the instructions specified in the space provided on the proxy form. If no instructions are given, proxies will be voted for approval of the Plan.

ITEM 3. PROPOSAL TO AMEND RESTATED ARTICLES OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED COMMON SHARES

     The board of directors of the Company has unanimously adopted resolutions approving and recommending to the shareholders for their adoption an amendment to Section 1 of Article III of the Restated Articles of Incorporation of the Company (the "Amendment") which would (1) increase the aggregate number of shares the Company shall have authority to issue from 81,000,000 to 201,000,000 shares and (2) increase the Company's authorized Common Shares, without par value, from 80,000,000 to 200,000,000 Common Shares.

     In October 1997 the Company effected a 3-for-2 stock split in the form of a stock dividend which increased the Company's outstanding Common Shares by 16,879,383 shares. As of May 30, 1998, 50,344,897 Common Shares were issued and outstanding and 1,442,706 Common Shares were reserved for issuance under the Company's stock option plans, stock bonus plan and employee share purchase plan. In addition, pursuant to Proposal Number 2 described on pages 17 to 20 of this proxy statement another 4,000,000 Common Shares will be reserved for issuance under the 1998 Stock Option Plan. Provided Proposal Number 2 is approved by shareholders at the annual meeting, there will be approximately 24,674,048 of the Company's presently authorized Common Shares available for future corporate purposes. The current Restated Articles authorize issuance of up to 1,000,000 preferred shares, with certain preferences, limitations and relative rights, and this authorization will remain in effect.

     The Amendment is designed to enable the board of directors to issue additional Common Shares when, in its judgment, such issuance would benefit the Company, without further action by shareholders. Although the Company has no specific plans, arrangements or understandings to make use of the increased authorized shares, management believes that the ability to issue additional shares without the delay and expense of obtaining shareholder approval can be an advantage to the Company in pursuing acquisition opportunities, in financing and in connection with possible stock splits or stock dividends. If approved, the increased number of authorized Common Shares will be available for issuance from time to time for such purposes as the board of directors may approve and no further vote of shareholders of the Company will be required. Holders of the Company's shares do not have preemptive rights.

     The availability of the additional authorized Common Shares may have an anti-takeover effect, since the board of directors would possess the ability to dilute the position of a major shareholder by issuing additional shares of the same class, which may make a takeover more difficult or less attractive. The board of directors is not aware of any effort to obtain control of the Company, and the proposed Amendment is not part of a plan by management to adopt a series of anti-takeover measures.

Recommendation of Board of Directors

     The board of directors recommends that the shareholders vote in favor of the proposed Amendment to the Restated Articles of Incorporation of the Company. The proposal will be adopted if a quorum is present at the meeting and more shares are cast for the proposal than are cast against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the results of the vote. The enclosed proxy will be voted in accordance with the instructions specified in the space provided in the proxy form. If no instructions are given, proxies will be voted for approval of the proposed Amendment. The board of directors has no alternative plans if the proposed Amendment is not adopted.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10% of the Common Shares to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers, directors and beneficial owners of more than 10% of the Common Shares are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons, the Company believes that all filing requirements applicable to its executive officers, directors, and ten-percent stockholders were complied with during the last fiscal year, with the following exceptions: A.M. Gleason, a director, filed one late report of one transaction involving a stock purchase; Mr. Neun, an officer, filed one late report of one transaction involving transfer of stock to a family trust; and Mr. Brophy, an officer, filed one late report of one transaction involving a stock purchase.

                                    AUDITORS

     The board of directors has selected Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year. Representatives of Deloitte & Touche LLP will be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     Shareholder Proposals in the Company's Proxy Statement. Shareholders wishing to submit proposals for inclusion in the Company's proxy statement for the 1999 annual meeting of shareholders must submit the proposals for receipt by the Company not later than April 22, 1999.

     Shareholder Proposals not in the Company's Proxy Statement. Shareholders wishing to present proposals for action at this annual meeting or at another shareholders' meeting must do so in accordance with the Company's bylaws. A shareholder must give timely notice of the proposed business to the Secretary. To be timely, a shareholder's notice must be in writing, delivered or mailed (postage prepaid) to and received by the Secretary not less than 50 days nor more than 75 days prior to the meeting, provided, however, that if less than 65 days' notice or prior public disclosure of the date of the meeting is given to shareholders, notice by the shareholder, to be timely, must be received by the Secretary not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the meeting was mailed or public disclosure was made. For each matter the shareholder proposes to bring before the meeting, the notice to the Secretary must include: (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting, (b) the name and record address of the shareholder proposing the business, (c) the number of Common Shares of the

Company which are beneficially owned by the shareholder and (d) any material interest of the shareholder in the business to be brought before the meeting. The chairman of the meeting may, if the facts warrant, determine and declare that the business was not properly brought before the meeting in accordance with the Company's bylaws. The Company's 1999 annual meeting of shareholders is expected to be held on September 23, 1999. Any notice relating to a shareholder proposal for the 1999 annual meeting, to be timely, must be received by the Company between July 11, 1999 and August 5, 1999.

     Shareholder Nominations for Directors. Shareholders wishing to directly nominate candidates for the board of directors at an annual meeting must do so in writing, in accordance with the Company's bylaws, delivered or mailed (postage prepaid) to and received by the Secretary not less than 50 nor more than 75 days prior to any meeting of shareholders called for the election of directors, provided, however, that if less than 65 days' notice or prior public disclosure of the date of the meeting is given to shareholders, the nomination must be received by the Secretary not later than the close of business on the tenth day following the earlier of the day on which the notice of the meeting was mailed or such public disclosure was made. The notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination, (b) the name, age, business address and, if known, residence address of each nominee, (c) the principal occupation or employment of each nominee, (d) the number of Common Shares of the Company which are beneficially owned by each nominee and by the nominating shareholder, (e) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934, and (f) the executed consent of each nominee to serve as a director of the Company if elected. Shareholders wishing to make any director nominations at any special meeting of shareholders held for the purpose of electing directors must do so, in accordance with the bylaws, by delivering timely notice to the Secretary setting forth the information described above for annual meeting nominations. To be timely, the notice must be given (a) if given by any shareholder who made a demand for the meeting, concurrently with the delivery of such demand, and (b) otherwise, not later than the close of business on the 10th day following the day on which the notice of the special meeting was mailed. Such notices of nominations at annual or special meetings shall include a signed consent to serve as a director of the Company if elected. The chairman of the meeting of shareholders may, if the facts warrant, determine that a nomination was not made in accordance with the proper procedures. If the chairman does so, the chairman shall so declare to the meeting and the defective nomination shall be disregarded.

     While the Notice of Annual Meeting of Shareholders provides for the transaction of such other business as may properly come before the meeting, the board of directors has no knowledge of any matters to be presented at the meeting other than those referred to herein. However, the enclosed proxy gives discretionary authority in the event that any other matters should be presented.

                      INFORMATION AVAILABLE TO SHAREHOLDERS

     The Company's 1998 Annual Report is being mailed to shareholders with this proxy statement. Copies of the 1998 Annual Report and the Form 10-K, including financial statements and financial schedules, filed with the Securities and Exchange Commission may be obtained without charge from the Secretary, P.O. Box 1000, Wilsonville, Oregon 97070-1000.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                                 James F. Dalton, Secretary

August 20, 1998

                                                                     APPENDIX A

                                    PROPOSED
                                TEKTRONIX, INC.
                             1998 STOCK OPTION PLAN


     1. Purpose. The purpose of this Stock Option Plan (the "Plan") is to enable Tektronix, Inc. (the "Company") to attract and retain as employees people of initiative and ability and to provide additional incentives to employees.

     2. Shares Subject to the Plan. Subject to adjustment as provided below and in paragraph 8, the shares to be offered under the Plan shall consist of Common Shares of the Company, and the total number of Common Shares that may be issued under the Plan shall not exceed 4,000,000 Common Shares. The shares issued under the Plan may be authorized and unissued shares or reacquired shares. If an option granted under the Plan expires, terminates or is cancelled, the unissued shares subject to such option shall again be available under the Plan.

     3. Effective Date and Duration of Plan.

          (a) Effective Date. The Plan was adopted by the Board of Directors on June 17, 1998. The Plan shall become effective when approved by the shareholders of the Company.

          (b) Duration. The Plan shall continue in effect until all shares available for issuance under the Plan have been issued. The Board of Directors may suspend or terminate the Plan at any time except with respect to options then outstanding under the Plan. Termination shall not affect any outstanding options issued under the Plan.

     4. Administration.

          (a) Board of Directors. The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate from time to time the employees to whom options shall be granted, the amount of the options and the other terms and conditions of the grants. Subject to the provisions of the Plan, the Board of Directors may from time to time adopt and amend rules and regulations relating to administration of the Plan, accelerate any exercise date, extend any exercise period, amend any provision applicable to options and make all other determinations in the judgment of the Board of Directors as necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

          (b) Committee. The Board of Directors may delegate to a committee of the Board of Directors (the "Committee") any or all authority for administration of the Plan. If authority is delegated to a Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee except that only the Board of Directors may amend or terminate the Plan as provided in paragraphs 3 and 11. The Board of Directors may designate a committee of officers of the Company that shall have all authority of the Committee to grant and amend options under the Plan to employees who are not officers.

     5. Types of Options; Eligibility; Limitations on Certain Awards. The Board of Directors may, from time to time, take the following action, under the Plan:
(i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as provided in paragraph 6(b);
(ii) grant options other than Incentive Stock Options ("Non-Statutory Stock Options") as provided in paragraph 6(c); and (iii) grant foreign qualified options as provided in paragraph 7. Any such awards may be made to employees, including employees who are officers or directors, of the Company or its subsidiaries. The Board of Directors shall select the employees to whom awards shall be made. The Board of Directors shall specify the action taken with respect to each employee to whom an award is made under the Plan. No employee may be granted options under the Plan for more than an aggregate of 600,000 Common Shares in connection with the hiring of the employee or 200,000 Common Shares in any fiscal year otherwise.

     6. Option Grants.

          (a) Grant. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the option price, the period of the option (which shall not exceed ten years from the date of grant), the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option.

          (b) Incentive Stock Options. Incentive Stock Options shall be subject to the following terms and conditions:

               (i) No employee may be granted Incentive Stock Options under the Plan such that the aggregate fair market value, on the date of grant, of the Common Shares with respect to which Incentive Stock Options are exercisable for the first time by that employee during any calendar year under the Plan and under any other incentive stock option plan (within the meaning of Section 422 of the Code) of the Company or any parent or subsidiary of the Company exceeds $100,000.

               (ii) An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company only if the option price is at least 110 percent of the fair market value of the Common Shares subject to the option on the date it is granted, as described in paragraph 6(b)(iv) and the option term does not exceed five years from the date of grant.

               (iii) The option price per share shall be determined by the Board of Directors at the date of grant. Except as provided in paragraph 6(b)(ii), the option price shall not be less than 100 percent of the fair market value of the Common Shares covered by the Incentive Stock Option at the time the option is granted. The fair market value shall be deemed to be the closing price of the Common Shares as reported in the NYSE Composite Transactions in The Wall Street Journal on the day preceding the date the option is granted, or if there has been no sale on that date, on the last preceding date on which a sale occurred, or such other reported value of the Common Shares as shall be specified by the Board of Directors.

               (iv) No Incentive Stock Option shall be granted on or after June 17, 2008.

               (v) The Board of Directors may at any time without the consent of the optionee convert an Incentive Stock Option to a Non-Statutory Stock Option.

               (vi) Subject to adjustment as provided in paragraph 8, the total number of Common Shares that may be issued under the Plan upon exercise of Incentive Stock Options shall not exceed 4,000,000 shares.

          (c) Non-Statutory Stock Options. The option price for Non-Statutory Stock Options shall be determined by, or in the manner specified by, the Board of Directors at the time of grant. The option price may not be less than 100 percent of the fair market value of the shares on the valuation date selected by the Board of Directors. The Board of Directors may select the valuation date from among the following dates: (i) the date of commitment by the Company to grant the option; (ii) the date of approval of the option grant by the Board of Directors or (iii) the effective date of the option. The fair market value of shares covered by a Non-Statutory Stock Option shall be deemed to be the closing price of the Common Shares as reported in the NYSE Composite Transactions in The Wall Street Journal on the date preceding the valuation date, or if there has been no sale on that date, on the last preceding date on which a sale occurred, or such other reported value of the Common Shares, or average closing prices for a period of not more than 10 trading days preceding the valuation date, as shall be specified by the Board of Directors.

          (d) Exercise of Options. Except as provided in paragraph 6(f), no option granted under the Plan may be exercised unless at the time of such exercise the optionee is employed by the Company or any subsidiary of the Company and shall have been so employed continuously since the date such option was granted. Absence on leave or on account of illness or disability under rules established by the Board of Directors shall not, however, be deemed an interruption of employment for this purpose. Except as provided in paragraphs 6(f), 8 and 9, options granted under the Plan may be exercised from time to time over the period stated in each option in such amounts and at such times as shall be prescribed by the Board of Directors, provided that options shall not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if the optionee does not exercise an option in any one year with respect to the full number of shares to which the optionee is entitled in that year, the optionee's rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option.

          (e) Nontransferability. Each Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other option granted under the Plan by its terms shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death, and each option by its terms shall be exercisable during the optionee's lifetime only by the optionee.

          (f) Termination of Employment, Disability or Death.

               (i) Unless otherwise determined by the Board of Directors, in the event the employment of the optionee by the Company or a subsidiary terminates for any reason other than because of death or disability or when eligible for retirement as provided in paragraphs 6(f)(ii), (iii) and (iv), the option may be exercised at any time prior to the expiration date of the option or the expiration of three months after the date of such termination of employment, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of such termination.

               (ii) Unless otherwise determined by the Board of Directors, in the event of the termination of an optionee's employment when eligible for retirement on or after age 55 under the Tektronix Pension Plan (other than because of death as provided in paragraph 6(f)(iv) or because of disability as provided in paragraph 6(f)(iii)), the option may be exercised at any time prior to the expiration date of the option, the expiration of one year after the date of such termination, or the expiration of three months after the optionee's death following termination, whichever is the shortest period, but only if and to the extent the optionee was entitled to exercise the option on the date of termination. The Board of Directors may, in its sole discretion, cancel any such options at any time prior to the exercise thereof unless the following conditions are met:

                    (A) The optionee shall not render services for any
               organization or engage directly or indirectly in any business which, in the judgment of the Chief Executive Officer of the Company, is or becomes competitive with the Company, or which is or becomes otherwise prejudicial to or in conflict with the interests of the Company. The judgment of the Chief Executive Officer shall be based on the optionee's positions and responsibilities while employed by the Company, the optionee's post-employment responsibilities and position with the other organization or business, the extent of past, current and potential competition or conflict between the Company and the other organization or business, the effect on the Company's customers, suppliers and competitors of the optionee's assuming the post-employment position, and such other considerations as are deemed relevant given the applicable facts and circumstances. The optionee shall be free, however, to purchase as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over-the-counter, and such investment does not represent a substantial investment to the optionee or a greater than 10 percent equity interest in the organization or business.

                    (B) The optionee shall not, without prior written
               authorization from the Company, disclose to anyone outside the Company, or use in other than the Company's business, any confidential information or material, as defined in the Company's employee confidentiality agreement, relating to the business of the Company, acquired by the optionee either during or after employment with the Company.

                    (C) The optionee, pursuant to the Company's employee
               confidentiality agreement, shall disclose promptly and assign to the Company all right, title, and interest in any invention or idea, patentable or not, made or conceived by the optionee during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company and shall do anything reasonably necessary as requested by the Company to enable the Company to secure a patent where appropriate in the United States and in foreign countries.

               (iii) Unless otherwise determined by the Board of Directors, in the event of the termination of employment because of disability as defined in the applicable option agreement, the option shall become exercisable in full and may be exercised by the optionee at any time prior to the expiration date of the option or the expiration of one year after the date of such termination, whichever is the shorter period.

               (iv) Unless otherwise determined by the Board of Directors, in the event of the death of an optionee while in the employ of the Company or a subsidiary, the option shall become exercisable in full and may be exercised at any time prior to the expiration date of the option or the expiration of one year after the date of such death, whichever is the shorter period, but only by the person or persons to whom such optionee's rights under the option shall pass by the optionee's will or by the laws of descent and distribution of the state or country of domicile at the time of death.

               (v) The Board of Directors, at the time of grant or at any time thereafter, may extend the three-month and one-year expiration periods any length of time not later than the original expiration date of the option, and may increase the portion of an option that is exercisable, subject to such terms and conditions as the Board of Directors may determine.

               (vi) To the extent that the option of any deceased optionee or of any optionee whose employment terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to such option shall cease and terminate.

          (g) Purchase of Shares. Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon receipt by the Company of notice in writing from the optionee of the optionee's intention to exercise, specifying the number of shares as to which the optionee desires to exercise the option and the date on which the optionee desires to complete the transaction, and if required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the optionee's present intention to acquire the shares for investment and not with a view to distribution. Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option, the optionee must have paid the Company the full purchase price of such shares in cash (including, with the consent of the Board of Directors, cash that may be the proceeds of a loan from the Company) or, with the consent of the Board of Directors, in whole or in part, in Common Shares of the Company valued at fair market value. The fair market value of Common Shares provided in payment of the purchase price shall be the closing price of the Common Shares as reported in the NYSE Composite Transactions in The Wall Street Journal, or such other reported value of the Common Shares as shall be specified by the Board of Directors, on the trading day preceding the date the option is exercised. No shares shall be issued until full payment therefor has been made. With the consent of the Board of Directors an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option. Each optionee who has exercised an option shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount to the Company on demand. If the optionee fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the optionee, including salary, subject to applicable law. With the consent of the Board of Directors an optionee may satisfy this obligation, in whole or in part, by having the Company withhold from the shares to be issued upon the exercise that number of shares that would satisfy the withholding amount due or by delivering to the Company Common Shares to satisfy the withholding amount. Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option, less the number of shares surrendered in payment of the option exercise or surrendered or withheld to satisfy withholding obligations.

     7. Foreign Qualified Grants. Options may be granted under the Plan to such officers and employees of the Company and its subsidiaries who are residing in foreign jurisdictions as the Board of Directors may determine from time to time. The Board of Directors may adopt such supplements to the Plan as may be necessary to comply with the applicable laws of such foreign jurisdictions and to afford participants favorable treatment under such laws; provided, however, that no option be granted under any such supplement with terms which are significantly more beneficial to the participants than the terms permitted by the Plan.

     8. Changes in Capital Structure. If the outstanding Common Shares of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification, stock split-up, combination of shares or dividend payable in shares, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for awards under the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, to the end that the optionee's proportionate interest is maintained as before the occurrence of such event. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive. In the event of dissolution of the Company or a merger, consolidation or plan of exchange affecting the Company in lieu of providing for options as provided above in this paragraph 8, the Board of Directors may, in its sole discretion, provide a 30-day period prior to such event during which optionees shall have the right to exercise options in whole or in part without any limitation on exercisability and upon the expiration of such 30-day period all unexercised options shall immediately terminate.

     9. Special Acceleration in Certain Events.

          (a) Special Acceleration. A special acceleration ("Special Acceleration") of options outstanding under the Plan shall occur with the effect set forth in paragraph 9(b) at any time when any one of the following events has taken place:

               (i) The shareholders of the Company approve one of the following ("Approved Transactions") and either (x) such Approved Transaction is consummated or (y) the Board of Directors determines that consummation of such Approved Transaction is likely and establishes an option exercise period in connection with the consummation of the Approved
          Transaction:

                    (1) Any consolidation, merger or plan of exchange involving the Company ("Merger") in which the Company is not the continuing or surviving corporation or pursuant to which Common Shares would be converted into cash, securities or other property, other than a Merger involving the Company in which the holders of Common Shares immediately prior to the Merger have the same proportionate ownership of Common Shares of the surviving corporation after the Merger; or

                    (2) Any sale, lease, exchange, or other transfer (in one
               transaction or a series of related transactions) of all or substantially all of the assets of the Company or the adoption of any plan or proposal for the liquidation or dissolution of the Company; or

               (ii) A tender or exchange offer, other than one made by the Company, is made for Common Shares (or securities convertible into Common Shares) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of at least 20 percent of the outstanding Common Shares (an "Offer"); or

               (iii) During any period of 12 months or less, individuals who at the beginning of such period constituted a majority of the Board of Directors cease for any reason to constitute a majority thereof unless the nomination or election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

          The terms used in this paragraph 9 and not defined elsewhere in the Plan shall have the same meanings as such terms have in the Exchange Act and the rules and regulations adopted thereunder.

          (b) Effect on Outstanding Options. Upon a Special Acceleration pursuant to paragraph 9(a), all options then outstanding under the Plan shall immediately become exercisable in full for the remainder of their terms or until earlier terminated pursuant to paragraph 8, except that a Special Acceleration shall have no effect on outstanding options if the Board of Directors determines, after consulting with its independent public accountants, that such acceleration could adversely affect the Company's eligibility to be a party to a transaction accounted for as a pooling-of-interests.

     10. Corporate Mergers, Acquisitions, etc. The Board of Directors may also grant options under the Plan having terms, conditions and provisions that vary from those specified in the Plan provided that any such options are granted in substitution for, or in connection with the assumption of, existing options granted by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a subsidiary is a party.

     11. Amendment of Plan. The Board of Directors may at any time, and from time to time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason. Except as provided in paragraphs 6(f), 8, and 9, however, no change in an option already granted shall be made without the written consent of the holder of such option.

     12. Approvals. The obligations of the Company under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company's shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Shares under the Plan if such issuance or delivery would violate applicable state or federal securities laws.

     13. Employment Rights. Nothing in the Plan or any award pursuant to the Plan shall confer upon (i) any employee any right to be continued in the employment of the Company or any subsidiary or shall interfere in any way with the right of the Company or any subsidiary by whom such employee is employed to terminate such employee's employment at any time, for any reason, with or without cause, or to increase or decrease such employee's compensation or benefits, or (ii) any person engaged by the Company any right to be retained or employed by the Company or to the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by the Company.

     14. Rights as a Shareholder. The recipient of any grant under the Plan shall have no rights as a shareholder with respect to any Common Shares until the date of issue to the recipient of a stock certificate upon the exercise of an option. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

P                                 TEKTRONIX, INC.
R       Portland Art Museum, 1219 S.W. Park Avenue, Portland, Oregon 97204
O               Annual Meeting of Shareholders, September 24, 1998
X
Y              PROXY - SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Tektronix, Inc. hereby appoints Jerome J. Meyer, Carl W. Neun and James F. Dalton, and each of them, proxies with full power of substitution, and authorize them to represent and to vote on behalf of the undersigned shareholder all common shares of Tektronix, Inc. that the undersigned is entitled to vote at the annual meeting of shareholders of Tektronix, Inc. to be held on September 24, 1998, and any adjournment or adjournments thereof. A majority of the proxies or substitutes present at the meeting may exercise all granted powers in accordance with this proxy, with respect to the matters indicated on the reverse.

THIS PROXY WILL BE VOTED AS DIRECTED BUT WHERE NO DIRECTION IS GIVEN IT WILL BE VOTED FOR THE ELECTION OF ALL DIRECTORS, FOR THE PROPOSAL TO APPROVE THE 1998 STOCK OPTION PLAN, AND FOR THE PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS THAT MAY COME BEFORE THIS MEETING.

        (Continued, and to be marked, dated and signed on the other side)



                              FOLD AND DETACH HERE

                                                                                      Please mark your       -----
                                                                                      votes as in this       | x |
                                                                                      example.               -----

                                               FOR all               WITHHOLD
                                               nominees listed       AUTHORITY
                                               (except as marked     to vote for all
                                               to the contrary)      nominees listed
1.  ELECTION OF DIRECTORS:                           [ ]                   [ ]
    NOMINEES: David N. Campbell,
    A.M. Gleason and Merrill A. McPeak

    INSTRUCTIONS: To withhold authority
    to vote for any individual nominee, strike a line through the nominee's name in the list above.

2.  Approval of the Company's
    1998 Stock Option Plan                     FOR     AGAINST     ABSTAIN
                                                [ ]       [ ]         [ ]

3.  Approval of Amendment to Articles of
    Incorporation to increase the number
    of authorized common shares from
    80,000,000 shares to 200,000,000
    shares.

     FOR      AGAINST       ABSTAIN
     [ ]        [ ]           [ ]

4.  DISCRETIONARY MATTERS
    The proxies are authorized to vote in
    their discretion upon any other
    matters properly coming before the
    meeting or any adjournment or
    adjournments thereof.

Please sign exactly as your name(s) appears. When shares are held jointly, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Signature(s) _________________________________________________ Date ____________
Signature(s) _________________________________________________

________________________________________________________________________________

                       FOLD AND DETACH HERE

                         Annual Meeting of Shareholders

                                 TEKTRONIX, INC.
                               Portland Art Museum
                              1219 S.W. Park Avenue
                               Portland, OR 97204
                               September 24, 1998
                                   10:00 A.M.

P                                 TEKTRONIX, INC.
R           Portland Art Museum, 1219 S.W. Park, Portland, Oregon 97204
O               Annual Meeting of Shareholders, September 24, 1998
X
Y             PROXY - SOLICITED ON BEHALF OF THE 401(k) PLAN TRUSTEE

The undersigned participant in the Tektronix, Inc. 401(k) Plan hereby appoints Jerome J. Meyer, Carl W. Neun and James F. Dalton, and each of them, proxies designated by the Plan Trustee with full power of substitution, and authorizes them to represent and to vote all common shares of Tektronix, Inc. allocated to the participants' account under the Plan at the annual meeting of shareholders of Tektronix, Inc. to be held on September 24, 1998, and any adjournment or adjournments thereof. A majority of the proxies or substitutes present at the meeting may exercise all granted powers in accordance with this proxy, with respect to the matters indicated on the reverse.

THIS PROXY WILL BE VOTED AS DIRECTED BUT WHERE NO DIRECTION IS GIVEN IT WILL BE VOTED FOR THE ELECTION OF ALL DIRECTORS, FOR THE PROPOSAL TO APPROVE THE 1998 STOCK OPTION PLAN, AND FOR THE PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS THAT MAY COME BEFORE THIS MEETING.

        (Continued, and to be marked, dated and signed on the other side)



                              FOLD AND DETACH HERE

                                                                                      Please mark your       -----
                                                                                      votes as in this       | x |
                                                                                      example.               -----

                                               FOR all               WITHHOLD
                                               nominees listed       AUTHORITY
                                               (except as marked     to vote for all
                                               to the contrary)      nominees listed
1.  ELECTION OF DIRECTORS:                           [ ]                   [ ]
    NOMINEES: David N. Campbell,
    A.M. Gleason and Merrill A. McPeak

    INSTRUCTIONS: To withhold authority
    to vote for any individual nominee, strike a line through the nominee's name in the list above.

2.  Approval of the Company's
    1998 Stock Option Plan                     FOR     AGAINST     ABSTAIN
                                                [ ]       [ ]         [ ]

3.  Approval of Amendment to Articles of
    Incorporation to increase the number
    of authorized common shares from
    80,000,000 shares to 200,000,000
    shares.

     FOR      AGAINST       ABSTAIN
     [ ]        [ ]           [ ]

4.  DISCRETIONARY MATTERS
    The proxies are authorized to vote in
    their discretion upon any other
    matters properly coming before the
    meeting or any adjournment or
    adjournments thereof.

Please sign exactly as your name appears.


Signature(s) ______________________________________ Date _______________________


                              FOLD AND DETACH HERE

                         Annual Meeting of Shareholders

                                 TEKTRONIX, INC.
                               Portland Art Museum
                              1219 S.W. Park Avenue
                               Portland, OR 97204
                               September 24, 1998
                                   10:00 A.M.